Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER

FINANCIAL RESULTS

MGM Resorts International Strengthens its Financial Position Through Conversion of its

4.25% Convertible Senior Notes and a CityCenter $400 Million Special Dividend

Las Vegas, Nevada, May 4, 2015 — MGM Resorts International (NYSE: MGM) today reported financial results for the quarter ended March 31, 2015.

“I am pleased to report that net income attributable to MGM Resorts increased by 65% and earnings per share increased by $0.13 year over year. MGM Resorts achieved Las Vegas Strip REVPAR growth of 1% over a very robust prior year quarter comparison of 14%. Our regional properties achieved strong EBITDA growth of 10% year over year, while MGM China maintained market share. With the anticipated difficult comparison of the first quarter behind us, we continue to see strong forward trends for the rest of the year in Las Vegas,” said Jim Murren, Chairman & CEO of MGM Resorts International. “We are actively improving our balance sheet with the recent announcement of a special dividend and regular dividend policy from CityCenter, the conversion of approximately $1.45 billion in convertible notes into equity and the agreement to amend and extend MGM China’s credit facility.”

Key results for the first quarter of 2015 include the following:

•	Net revenue at the Company’s wholly owned domestic resorts was $1.6 billion, an increase of half a percent compared to the prior year quarter;
•	Slots revenue at wholly owned domestic resorts increased 5% compared to the prior year quarter;
•	Rooms revenue at wholly owned domestic resorts increased 2% with a 1% increase in REVPAR(1) at the Company’s Las Vegas Strip resorts compared to the prior year quarter;
•

The Company’s wholly owned domestic resorts earned Adjusted Property EBITDA(2) of $390 million, a 3% decrease compared to the prior year quarter, partially due to a decrease in table games hold percentage;

•	MGM China’s net revenue was $630 million and Adjusted EBITDA was $148 million, a decrease of 33% and 38% compared to the prior year quarter, respectively; and
•	CityCenter earned Adjusted EBITDA related to resort operations of $82 million, a 14% decrease compared to the prior year quarter, due primarily to a decrease in table games revenues.

First Quarter Consolidated Results

Diluted earnings per share for the first quarter of 2015 was $0.33 compared to diluted earnings per share of $0.20 in the prior year first quarter.

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three months ended March 31,	2015	2014
Preopening and start-up expenses	$(0.02)	$(0.01)
Income from unconsolidated affiliates:
Harmon-related property transactions, net	0.09	—

Wholly Owned Domestic Resorts

Casino revenue related to wholly owned domestic resorts increased 1% compared to the prior year quarter due primarily to a 5% increase in slots revenue as a result of a 9% increase in slots volume at the Company’s regional resorts. Table games hold percentage in the first quarter of 2015 was 20.1% compared to 20.8% in the prior year quarter, which negatively affected Adjusted Property EBITDA by approximately $8 million.

Rooms revenue increased 2% compared to the prior year quarter with Las Vegas Strip REVPAR up 1%. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three months ended March 31,	2015	2014
Occupancy %	90%	92%
Average Daily Rate (ADR)	$152	$147
Revenue per Available Room (REVPAR)	$136	$135

Food and beverage revenue increased 1% as a result of increased convention and banquet business and the opening of several new outlets. Entertainment revenue decreased 6% due primarily to a decrease in in-house shows and timing of certain arena events. Operating income for the Company’s wholly owned domestic resorts decreased 3% compared to the prior year quarter.

MGM China

Key first quarter results for MGM China include the following:

•	MGM China earned net revenue of $630 million, a 33% decrease compared to the prior year quarter;
•	Main floor table games revenue decreased 13% compared to the prior year quarter;
•

VIP table games revenue decreased 45% due to a decrease in VIP table games turnover of 51% compared to the prior year quarter, while hold percentage increased to 3.3% in the current year quarter compared to 3.0% in the prior year quarter;

•

MGM China’s Adjusted EBITDA was $148 million, a decrease of 38% compared to the prior year quarter, including $11 million of license fee expense in the current year quarter compared to $16 million in the prior year quarter; and

•	Operating income was $72 million compared to $165 million in the prior year quarter.

MGM China paid a $400 million dividend in March 2015, of which $204 million was distributed to MGM Resorts and $196 million was distributed to noncontrolling interests.

Income from Unconsolidated Affiliates

In April 2015, CityCenter Holdings, LLC (“CityCenter”) announced a $400 million special dividend and the adoption of an annual distribution policy, pursuant to which it will make annual distributions of up to 35% of excess cash flow subject to approval by the CityCenter board of directors. The special dividend was paid on April 30, 2015. MGM Resorts received $200 million, its 50% share of the special dividend.

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three months ended March 31,	2015	2014
	(In thousands)
CityCenter	$101,601	$14,046
Borgata	11,983	3,839
Other	3,797	4,730

	$117,381	$22,615

CityCenter’s results included a $160 million gain related to proceeds received pursuant to a global settlement agreement with Perini Building Company, Inc. (“Perini”) and the remaining Perini subcontractors entered into in December 2014, which resolved all outstanding project lien claims and CityCenter’s counterclaims relating to the Harmon Hotel and Spa (“Harmon”), combined with certain Harmon-related insurance settlement proceeds. Excluding the impact from this gain, the Company’s income from unconsolidated affiliates related to CityCenter was $22 million for the first quarter of 2015, compared to $14 million in the prior year quarter.

Results for CityCenter for the first quarter of 2015 include the following (see schedules accompanying this release for further detail on CityCenter’s first quarter results):

•	Net revenue from resort operations decreased by 4% to $300 million compared to $313 million in the prior year quarter;
•	Adjusted EBITDA from resort operations was $82 million, a decrease of 14% compared to the prior year quarter;
•	Aria’s table games hold percentage was 24.3% compared to 26.8% in the prior year quarter, negatively affecting Adjusted EBITDA by approximately $6 million;
•	Slots revenue at Aria increased 6% compared to the prior year quarter;
•	Aria’s REVPAR was a record $219, a 4% increase compared to the prior year quarter;
•	Vdara reported record first quarter Adjusted EBITDA led by record REVPAR of $174; and
•	Crystals reported record Adjusted EBITDA of $12 million, an increase of 6% from the prior year quarter.

CityCenter reported operating income of $182 million, including the gain from the Harmon settlement, for the first quarter of 2015 compared to operating income of $5 million in the prior year quarter.

Financial Position

“Pro forma for the conversion of the convertible notes in April, MGM Resorts consolidated net debt decreased to $10.9 billion, lowering our consolidated leverage ratio to approximately 5 times,” said Dan D’Arrigo, Executive Vice President, CFO and Treasurer of MGM Resorts International. “With the conversion of the convertible notes into equity, distributions from MGM China and CityCenter and continued free cash flow growth, we are confident that we will be able to continue to improve our balance sheet as we execute on our future growth projects.”

The Company’s cash balance at March 31, 2015 was $2.2 billion, which included $469 million at MGM China. At March 31, 2015, the Company had $2.7 billion of borrowings outstanding under its $3.9 billion senior secured credit facility and $953 million outstanding under the $2.0 billion MGM China credit facility. On April 15, 2015, 99.97% of the Company’s $1.45 billion 4.25% convertible senior notes were converted into shares of the Company’s common stock.

Conference Call Details

MGM Resorts International will host a conference call at 11:00 a.m. Eastern Time today which will include a brief discussion of these results followed by a question and answer period. The call will be accessible via the Internet through www.mgmresorts.com under the Investors section or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 1535291. A replay of the call will be available through Tuesday, May 12, 2015. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10064559. The call will be archived at www.mgmresorts.com.

3

1             REVPAR is hotel revenue per available room.

2             “Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense related to the MGM Resorts stock option plan, which is not allocated to each property. MGM China recognizes stock compensation expense related to its stock compensation plan which is included in the calculation of Adjusted EBITDA for MGM China. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.

Management believes that while items excluded from Adjusted EBITDA and Adjusted Property EBITDA may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.

In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Reconciliations of GAAP net income (loss) to Adjusted EBITDA and GAAP operating income (loss) to Adjusted Property EBITDA are included in the financial schedules in this release.

*        *        *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company is in the process of developing MGM National Harbor in Maryland and MGM Springfield in Massachusetts. The Company also owns 51 percent of MGM China Holdings Limited, which owns the MGM Macau resort and casino and is developing a gaming resort in Cotai, and 50 percent of CityCenter in Las Vegas, which features ARIA Resort & Casino. For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding future business trends in the Las Vegas market, the Company’s ability to generate free cash flow growth and execute on future growth projects, dividends the Company will receive from MGM China or CityCenter and future amendments and extensions to MGM China’s credit facility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:
Investment Community	News Media
SARAH ROGERS	CLARK DUMONT
Vice President Investor Relations	Senior Vice President of Corporate Communications
(702) 693-8654	(702) 692-6888 or cdumont@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Revenues:
Casino	$1,278,502	$1,583,432
Rooms	459,425	452,386
Food and beverage	384,101	383,392
Entertainment	125,968	133,777
Retail	45,037	44,616
Other	126,550	125,427
Reimbursed costs	101,060	94,975

	2,520,643	2,818,005
Less: Promotional allowances	(188,399)	(187,607)

	2,332,244	2,630,398

Expenses:
Casino	782,808	990,834
Rooms	141,313	134,238
Food and beverage	221,521	220,058
Entertainment	96,999	98,937
Retail	24,096	23,476
Other	84,323	87,577
Reimbursed costs	101,060	94,975
General and administrative	328,173	319,246
Corporate expense	50,356	53,351
Preopening and start-up expenses	15,871	5,636
Property transactions, net	1,589	558
Depreciation and amortization	206,412	207,655

	2,054,521	2,236,541

Income from unconsolidated affiliates	117,381	22,615

Operating income	395,104	416,472

Non-operating income (expense):
Interest expense, net of amounts capitalized	(216,262)	(209,387)
Non-operating items from unconsolidated affiliates	(19,011)	(22,215)
Other, net	(3,490)	(1,434)

	(238,763)	(233,036)

Income before income taxes	156,341	183,436
Benefit for income taxes	56,305	2,664

Net income	212,646	186,100
Less: Net income attributable to noncontrolling interests	(42,796)	(83,448)

Net income attributable to MGM Resorts International	$169,850	$102,652

Per share of common stock:
Basic:
Net income attributable to MGM Resorts International	$0.35	$0.21

Weighted average shares outstanding	491,422	490,542

Diluted:
Net income attributable to MGM Resorts International	$0.33	$0.20

Weighted average shares outstanding	575,312	513,144

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$2,195,535	$1,713,715
Cash deposits - original maturities longer than 90 days	—	570,000
Accounts receivable, net	461,751	473,345
Inventories	103,286	104,011
Income tax receivable	7,725	14,675
Prepaid expenses and other	188,310	151,414

Total current assets	2,956,607	3,027,160

Property and equipment, net	14,561,951	14,441,542

Other assets:
Investments in and advances to unconsolidated affiliates	1,661,444	1,559,034
Goodwill	2,898,127	2,897,110
Other intangible assets, net	4,309,206	4,364,856
Other long-term assets, net	411,112	412,809

Total other assets	9,279,889	9,233,809

	$26,798,447	$26,702,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$187,325	$164,252
Construction payable	125,720	170,439
Current portion of long-term debt	—	1,245,320
Deferred income taxes, net	70,552	62,142
Accrued interest on long-term debt	184,205	191,155
Other accrued liabilities	1,327,959	1,574,617

Total current liabilities	1,895,761	3,407,925

Deferred income taxes, net	2,547,150	2,621,860
Long-term debt	14,551,810	12,913,882
Other long-term obligations	150,691	130,570
Stockholders’ equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 491,335,813 and 491,292,117 shares	4,913	4,913
Capital in excess of par value	4,192,684	4,180,922
Retained earnings (accumulated deficit)	61,941	(107,909)
Accumulated other comprehensive income	13,580	12,991

Total MGM Resorts International stockholders’ equity	4,273,118	4,090,917
Noncontrolling interests	3,379,917	3,537,357

Total stockholders’ equity	7,653,035	7,628,274

	$26,798,447	$26,702,511

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Bellagio	$301,936	$319,856
MGM Grand Las Vegas	264,826	261,664
Mandalay Bay	226,935	219,384
The Mirage	142,505	148,248
Luxor	86,955	83,693
New York-New York	75,884	72,968
Excalibur	67,261	67,573
Monte Carlo	71,867	68,611
Circus Circus Las Vegas	51,384	48,725
MGM Grand Detroit	133,315	133,148
Beau Rivage	86,940	82,426
Gold Strike Tunica	39,835	36,919
Other resort operations	28,252	27,019

Wholly owned domestic resorts	1,577,895	1,570,234

MGM China	630,087	941,448
Management and other operations	124,262	118,716

	$2,332,244	$2,630,398

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31, 2015	March 31, 2014
Bellagio	$89,167	$105,149
MGM Grand Las Vegas	65,206	62,233
Mandalay Bay	53,988	56,000
The Mirage	30,520	35,419
Luxor	17,299	17,978
New York-New York	24,593	25,627
Excalibur	16,542	18,890
Monte Carlo	20,056	19,895
Circus Circus Las Vegas	7,833	5,309
MGM Grand Detroit	33,612	33,366
Beau Rivage	18,390	14,641
Gold Strike Tunica	11,550	9,567
Other resort operations	1,123	(1,228)

Wholly owned domestic resorts	389,879	402,846

MGM China	148,456	240,725
Unconsolidated resorts(1)	117,381	22,615
Management and other operations	16,317	19,852

	$672,033	$686,038

(1)	Represents the Company’s share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2015

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$66,337	$—	$197	$22,633	$89,167
MGM Grand Las Vegas	46,726	—	(10)	18,490	65,206
Mandalay Bay	35,321	—	259	18,408	53,988
The Mirage	17,874	54	(1)	12,593	30,520
Luxor	7,762	(1)	50	9,488	17,299
New York-New York	19,672	(307)	264	4,964	24,593
Excalibur	12,909	—	(19)	3,652	16,542
Monte Carlo	14,314	—	517	5,225	20,056
Circus Circus Las Vegas	3,802	231	—	3,800	7,833
MGM Grand Detroit	27,739	—	—	5,873	33,612
Beau Rivage	11,859	—	—	6,531	18,390
Gold Strike Tunica	8,622	—	—	2,928	11,550
Other resort operations	893	—	—	230	1,123

Wholly owned domestic resorts	273,830	(23)	1,257	114,815	389,879

MGM China	72,366	3,071	332	72,687	148,456
Unconsolidated resorts	116,708	673	—	—	117,381
Management and other operations	14,114	267	—	1,936	16,317

	477,018	3,988	1,589	189,438	672,033

Stock compensation	(7,579)	—	—	—	(7,579)
Corporate	(74,335)	11,883	—	16,974	(45,478)

	$395,104	$15,871	$1,589	$206,412	$618,976

Three Months Ended March 31, 2014

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$81,851	$—	$(21)	$23,319	$105,149
MGM Grand Las Vegas	40,932	197	(8)	21,112	62,233
Mandalay Bay	34,411	802	(2)	20,789	56,000
The Mirage	22,592	—	147	12,680	35,419
Luxor	8,807	3	(1)	9,169	17,978
New York-New York	20,887	55	244	4,441	25,627
Excalibur	15,455	—	(1)	3,436	18,890
Monte Carlo	14,014	915	3	4,963	19,895
Circus Circus Las Vegas	1,537	—	(11)	3,783	5,309
MGM Grand Detroit	27,654	—	—	5,712	33,366
Beau Rivage	8,166	—	—	6,475	14,641
Gold Strike Tunica	6,365	—	—	3,202	9,567
Other resort operations	(1,769)	—	—	541	(1,228)

Wholly owned domestic resorts	280,902	1,972	350	119,622	402,846

MGM China	164,589	2,408	(104)	73,832	240,725
Unconsolidated resorts	22,596	19	—	—	22,615
Management and other operations	16,961	—	—	2,891	19,852

	485,048	4,399	246	196,345	686,038

Stock compensation	(6,699)	—	—	—	(6,699)
Corporate	(61,877)	1,237	312	11,310	(49,018)

	$416,472	$5,636	$558	$207,655	$630,321

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Adjusted EBITDA	$618,976	$630,321
Preopening and start-up expenses	(15,871)	(5,636)
Property transactions, net	(1,589)	(558)
Depreciation and amortization	(206,412)	(207,655)

Operating income	395,104	416,472

Non-operating income (expense):
Interest expense, net of amounts capitalized	(216,262)	(209,387)
Other, net	(22,501)	(23,649)

	(238,763)	(233,036)

Income before income taxes	156,341	183,436
Benefit for income taxes	56,305	2,664

Net income	212,646	186,100
Less: Net income attributable to noncontrolling interests	(42,796)	(83,448)

Net income attributable to MGM Resorts International	$169,850	$102,652

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Bellagio
Occupancy%	88.2%	92.3%
Average daily rate (ADR)	$268	$262
Revenue per available room (REVPAR)	$236	$242

MGM Grand Las Vegas
Occupancy%	91.9%	95.2%
ADR	$171	$160
REVPAR	$157	$152

Mandalay Bay
Occupancy%	90.2%	92.3%
ADR	$210	$202
REVPAR	$189	$186

The Mirage
Occupancy%	90.0%	94.6%
ADR	$173	$170
REVPAR	$155	$161

Luxor
Occupancy%	92.2%	93.3%
ADR	$105	$102
REVPAR	$97	$95

New York-New York
Occupancy%	97.6%	97.9%
ADR	$134	$126
REVPAR	$131	$124

Excalibur
Occupancy%	89.9%	91.2%
ADR	$85	$82
REVPAR	$77	$75

Monte Carlo
Occupancy%	95.1%	96.0%
ADR	$122	$116
REVPAR	$116	$111

Circus Circus Las Vegas
Occupancy%	76.8%	74.8%
ADR	$69	$63
REVPAR	$53	$47

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Aria	$238,855	$253,689
Vdara	27,842	26,250
Crystals	17,357	16,752
Mandarin Oriental	16,011	16,441

Resort operations	300,065	313,132
Residential operations	18,174	23,285

	$318,239	$336,417

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Adjusted EBITDA	$85,140	$95,058
Preopening and start-up expenses	—	—
Property transactions, net	159,689	(2,575)
Depreciation and amortization	(63,223)	(87,520)

Operating income	181,606	4,963

Non-operating income (expense):
Interest expense - other	(18,178)	(22,852)
Other, net	173	(2,313)

	(18,005)	(25,165)

Net income (loss)	$163,601	$(20,202)

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Aria
Occupancy%	89.8%	92.0%
ADR	$244	$229
REVPAR	$219	$211
Vdara
Occupancy%	91.1%	89.5%
ADR	$190	$185
REVPAR	$174	$165

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2015

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$14,767	$—	$287	$45,706	$60,760
Vdara	(195)	—	—	7,835	7,640
Crystals	4,849	—	4	6,822	11,675
Mandarin Oriental	(1,407)	—	—	3,040	1,633

Resort operations	18,014	—	291	63,403	81,708
Residential operations	4,149	—	—	35	4,184
Development and administration	159,443	—	(159,980)	(215)	(752)

	$181,606	$—	$(159,689)	$63,223	$85,140

Three Months Ended March 31, 2014

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$7,556	$—	$1,307	$65,629	$74,492
Vdara	(2,951)	—	—	10,225	7,274
Crystals	4,233	—	79	6,742	11,054
Mandarin Oriental	(2,710)	—	—	4,719	2,009

Resort operations	6,128	—	1,386	87,315	94,829
Residential operations	2,607	—	1,114	205	3,926
Development and administration	(3,772)	—	75	—	(3,697)

	$4,963	$—	$2,575	$87,520	$95,058